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                                                                      EXHIBIT 12

                ArvinMeritor, Inc.
      Computation of Earnings to Fixed Charges
           Quarter Ended December 31, 2001



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
Earnings Available for Fixed Charges:


     Income before income taxes                                 $  20

Adjustments:
     Undistributed income of affiliates                             7
                                                                -----
                                                                   27
Add fixed charges included in earnings:
     Interest expense                                              30
     Interest element of rentals                                    2
                                                                -----
       Total                                                       32
                                                                -----
     Total earnings available for fixed charges:                $  59
                                                                -----
Fixed Charges:
     Fixed charges included in earnings                          $ 32
     Capitalized interest                                           -
                                                                -----
     Total fixed charges                                        $  32
                                                                -----
     Ratio of Earnings to Fixed Charges (1)                      1.84
                                                                =====

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     1 = "Earnings" are defined as pre-tax income from continuing operations, adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.